Filed Pursuant to Rule 433

Issuer Free Writing Prospectus,

dated July 10, 2024,

File No. 333-280282

BRAG HOUSE

THE KEY TO GEN Z

SAFE HARBOR AND FORWARD-LOOKING STATEMENTS

Brag House Holdings, Inc. (the “Company” or “we”) has filed a registration statement, including a preliminary prospectus, with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-280282) in connection with the offering to which this presentation relates. Sales of the securities of the Company offered pursuant to the registration statement may not be made or offers for such securities accepted prior to the registration statement becoming effective. Before you invest, you should read the registration statement, the preliminary prospectus included within the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You can obtain a copy of the preliminary prospectus for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the preliminary prospectus, which you may request by emailing info@thebraghouse.com.

This presentation may not be reproduced, forwarded to any person or published, in whole or in part. The Company is not soliciting offers to buy securities of the Company in any jurisdiction where the offer or sale is not permitted. This presentation contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding overall strength and stability of the esports industry in the United States and globally, changes in consumer demand for, and acceptance of, our services and the games that we make available for our tournaments and other experiences, as well as online gaming in general, our ability to generate consistent revenue, our ability to effectively execute our business plan and the sufficiency of our cash resources. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct our business plan on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline and other factors included in the “Risk Factors” section of the Company’s filings with the SEC in the future. Any of these outcomes could cause our actual results to differ from those contained in the forward-looking statements of the Company’s filings with the SEC.

The forward-looking statements contained in this presentation reflect our current views as of the date of this presentation with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. The Brag House name is our trademark. Any trademarks, trade names and service marks appearing in this presentation are the property of the Company. We have omitted the ® and ™ designations, as applicable, for any trademarks named in this presentation.

BRAG TAPS INTO THE IMMENSE SPENDING POWER OF GEN Z THROUGH GAMING AND AUTHENTIC ENGAGEMENT, POSITIONING OUR PLATFORM AS A LEADING DESTINATION

TRADITIONAL MARKETING STRUGGLES TO REACH THE ELUSIVE GEN Z THAT PREFER AUTHENTIC AND DIFFERENTIATED CHANNELS.

NON-PROFESSIONAL GAMERS REPRESENT MORE THAN 99% OF ALL GAMERS WORLDWIDE.

CASUAL GAMERS AND WOMEN GAMERS ARE NOT THE FOCUS OF MORE THAN 93% OF ESPORTS ORGANIZATIONS

BRAG OFFERS A SOLUTION FOR BRANDS TO CONNECT WITH GEN Z INCLUSIVELY THROUGH AUTHENTIC GAMING EXPERIENCES.

BRANDS FAIL TO ATTRACT CASUAL GEN Z GAMERS THROUGH EXISTING SOLUTIONS

BRANDS INVEST HEAVILY IN DIGITAL MARKETING, YET GEN Z REMAINS ELUSIVE AND DIFFICULT TO CONVERT, HIGHLIGHTING THE NEED FOR INNOVATIVE PLATFORMS

Who are Gen Zs:

- Large percentage of US population
- Deeply care about others
- **Strive for a diverse community**
- Social and highly collaborative
- Value relevance and **authenticity**

Brands must reach Gen Z.

Gen Zs don’t turn on TV, and the Apps they use are varied.

Brands use a **costly firehose approach**, which leads to mediocre and inauthentic engagement.

BRANDS ARE DESPERATE FOR A SOLUTION, AND BRAG HAS IT!

BRAG SOLVES THAT!

STREAMLINED MARKETING MODEL FOR BRANDS TO CONNECT WITH GEN Z BY COMBINING TWO OF AMERICA'S GREATEST PASSIONS: COLLEGES AND VIDEO GAMES.

PROBLEM

- Fragmented audience
- High barrier to entry
- Professional-focused

- Multiple platforms & Apps
- 'Spray and pray' interaction
- Dispersed data

BRAG'S SOLUTION

- Digital home for college students
- Social, gaming and media in one App
- Open to all

- Sponsor events , campaigns & more
- User and brand alignment
- Aggregated data

WHY BRAG WORKS

- Built-in audience
- Focused on fun
- Easy to use

- One-stop marketing solution
- Authentic interaction
- Enriched data

MARKET PLAYERS:

TWITCH – LEADER, TOP-DOWN MODEL, NOT CASUAL

YOUTUBE – LEADER, TOP-DOWN MODEL, NOT LIVE STREAM, GAMER OR STREAMER FRIENDLY

DISCORD – USED BY GAMERS TO COMMUNICATE DUE TO LIMITATIONS OF OTHER PLATFORMS

FACEBOOK – HAS LIMITED GAMES, GENERIC

STEAM – HAS GAMES, LIMITED SOCIAL

VS

BRAG

MARKET SIZE:

THE GLOBAL ESPORTS MARKET IS GROWING RAPIDLY, WITH REVENUES PROJECTED TO REACH 6.1 BILLION USD BY 2026.

BRAG BELIEVES THIS PROVIDE INDICATING FOR SIGNIFICANT OPPORTUNITIES FOR PLATFORMS LIKE BRAG TO CAPTURE A SUBSTANTIAL SHARE OF THE MARKET.

BRAG'S ROADMAP

SCALING ENGAGEMENT AND DATA-DRIVEN INSIGHTS

PHASE ONE

BUILDING THE COMMUNITY

Collegiate Leads Presence (Brand Ambassadors)

Communicating Directly with Key Demographic

Organic Growth



PHASE TWO

LAUNCHING B2B SOLUTIONS

Authentic Engagement for Brands through Brag

Digital & In-Person Activations

Product Placement



PHASE THREE

SCALING USER ENGAGEMENT

Multi-tiered Memberships Model

Enhanced Livestreaming Interactivity with Audience

Casual Gamer Rewards



PHASE FOUR

ACTIONABLE DATA INSIGHT

Predicting User Behavior Trends (anonymously)

Data Insights Model (New B2B Revenue Path)

100% User Transparency



PHASE ONE – BUILDING THE COMMUNITY

SOLVING B2C CHALLENGES IN SOCIAL ENGAGEMENT THROUGH GAMING

Brag is the one place for students, friends, alumni and fans to **bond via digital and live activations.** Bringing together the fun of social with the 'fierce' of college rivalries, we deliver what Gen Z really wants.





The Brag House
LITO_PAPI

GAMING

- Bragging
- Loyalty Tokens
- Shopping & Prizes
- Tournaments

SOCIAL

- Live Streaming
- Watch Party
- Profiles
- Chat & Comments



PUBSKI



CURRENT STREAM TITLE
CHAT
YOUR BRAGS
The Brag House

PHASE TWO – BRAG B2B SOLUTION FOR BRANDS

SOLVING B2B CHALLENGES FOR GEN Z MARKET PENETRATION THROUGH GAMING

With video games, there is no line between fans and players – anyone can be part of the fun, and the more fun there is, the more people join. It is a funnel that fills itself, and the brands understand immediately why **Brag** matters.

EXPOSURE

- Sponsored Gamers
- Sponsored events & branding
- Creation of creative assets
- Live Stream & Video-on-Demand ("VOD") overlays
- Hosts/broadcasters scripts
- Branded landing pages
- AI-driven brand insertions

ENGAGEMENT

- User generated & official Brag events
- In-person and virtual
- Local & Nationwide
- Live & VOD
- Tournaments
- Watch Parties
- Token Sponsorship

GROWTH

- Virtual store to redeem prizes
- 'Buy now' links & mentions
- Customized sponsor offers & promos
- Geolocation for targeted offerings
- Success dashboard reports
- Affiliate program
- Early customer adoption


BRAG HOUSE
+6139
Brags On Match
HOT BRAG
Championship | UTD vs RICE UNIVERSITY
How Many matches will end under the four minute mark?
0-1
2-3
4-5
6-7
BB Entered:
Go To McDonald's
Total BB: 11K


BRAG HOUSE
FIFA23


BRAG HOUSE
Coke
Store

BRAG TRACTION

BRAG'S SUCCESS MODEL

Brag Aims to Provide Brands With High Engagement And Cost-effective Reach To **Millions** Of College Students.

BY LEVERAGING OUR ONLINE AND IN-PERSON ESPORTS TOURNAMENTS AND ACTIVATIONS, WE ACHIEVE:

3X lower Cost per Click (CPC):
Our innovative approach boasts a remarkable $0.24 CPC, outperforming the industry average of $0.70

2X lower Cost per Thousand Impressions (CPM):
We deliver a cost-effective CPM of $3.10 compared to industry average of $5.64

1.75X longer viewers exposure during live streams:
On avg. our live streamed are viewed for 19 minutes per user, compared to the industry avg. of 11 minutes.

5X higher engagement on social media:
On avg. our social media presence gains an engagement rate of 7.76%, compared to the industry avg. of 1.5%

Return on Investment (ROI): Our success led to multi-years partnerships with brands such as Coca-Cola, McDonald's, Denver Broncos, Fort Worth Sports Commission and Learfield (in advanced negotiations).

NOTEWORTHY GROWTH ACHIEVEMENTS (2023):

- $650,000+ Earned B2B Revenue (↑46.4% YOY)
- 8,000,000+ Social Media Impressions (↑83% YOY)
- 940,000 Video Views (↑236% YOY)
- Reduced Operating Cost By $1 Million (↓29.47%)
- Gross Profit Margin Increased to 90% (from 58.4% in 2022)

Coca-Cola

BRONCOS

LEARFIELD

FORT WORTH SPORTS COMMISSION

PHASE THREE – SCALING USER ENGAGEMENT [Q4 '24]

EXPANDING USER ENGAGEMENT AND REVENUE WITH TIERED MEMBERSHIPS

Free — BRAGGER

- Entry-level Membership
- Create And Custom User Profile
- Place Brag Predictions using Brag Bucks
- Redeem Won Loyalty Tokens Through Our Virtual Store For Prizes
- Create Livestreams Incl. Brag Predictions
- Spectate and Chat in Other Users' Livestreams
- Register For Tournaments (Hosted By Brag Or Fellow Users)
- Claim Free Daily Chest Spin For Brag Bucks
- Purchase $1, $2.5 or $5 Brag Buck Chest Package

$2.99/m — BRAGGER+

- 1st Paid Membership Level
- All Features And Benefits Of Freemium Bragger Membership
- Multiplier Factor for the Free Daily Chest Spin for Brag Bucks
- Multiplier Factor for the Purchased Brag Buck Chest Packages
- 10% Discount on all items by Brag on the Virtual Store
- Access to all Sponsor and Brand Partner Loyalty Tokens on our Platform

$4.99/m — GAMER

- All Features And Benefits Of Bragger+ Membership
- 50% Discount on Entry Fees for all Brag Tournaments
- Early Registration for all Brag Tournaments
- Assistance Developing a Gamer Portfolio
- Access to Exclusive Brag Community Channels
- 15% Discount on all items by Brag on the Virtual Store

$4.99/m — STREAMER

- All Features And Benefits Of Bragger+ Membership
- Livestreams Featured on the Brag Platform
- Access to Educational Sessions by Experienced Streamers to Improve Stream Quality and Grow the Community
- Early Registration for all Brag Tournaments
- Access to Exclusive Brag Community Channels
- 15% Discount on all items by Brag on the Virtual Store

$7.99/m — ULTIMATE

- Most Premium Paid Brag Membership
- All Features And Benefits of Gamer And Streamer Memberships
- 2 Entry-Free Tournaments per Month for all Brag Tournaments
- Access to Overlays and custom Creative Assets for Livestreams
- 25% Discount on all items by Brag on the Virtual Store

PHASE FOUR – ACTIONABLE DATA INSIGHTS

UNLOCKING THE POWER OF GEN Z INSIGHTS: FOCUSED MARKETING MADE SIMPLE

Gen Z is a highly coveted demographic for brands, but their online behavior is often a mystery.

Brag goes beyond gaming, and plans on offering **unique data advantages** to brands while protecting and anonymizing users' personally identifiable information (PII).

BRAG WILL OFFER BRANDS:

Deep User Profiles: Gain understanding to Gen Z's online communities, interests, and brand affinities.

Lifestyle Data: Gain insights to shopping and dining habits and preferences, and preferred payment methods.

Behavior Insights: Witness their browsing habits, content consumption patterns, and purchasing preferences.

THIS WILL EMPOWER BRANDS TO BENEFIT FROM OUR:

Laser-Focused Marketing: Craft highly targeted campaigns that resonate with Gen Z needs and desires.

Hyper-Personalized Engagement: Tailor messaging and offers to individual preferences, maximizing conversion rates.

Predictive Analytics: Forecast future trends and adapt strategies to stay ahead of the curve.

BRAG – HIGHLIGHTED UPCOMING EVENTS

FORT WORTH SPORTS COMMISSION

PARTNERSHIP WITH FORT WORTH SPORTS COMMISSION, A DIVISION OF THE CITY OF FORT WORTH

Location: Fort Worth Convention Center

Digital Presence: Streamed Live Online

Anticipated Date: Sep 21-22, 2024



LEARFIELD

PARTNERSHIP WITH LEARFIELD COMMUNICATIONS (IN ADVANCES NEGOTIATION)

Location: University of Florida

Digital Presence: Streamed Live Online

Anticipated Date: Oct 12-26, 2024



BRONCOS

PARTNERSHIP WITH DENVER BRONCOS, A FRANCHISEE COMPETING IN THE NATIONAL FOOTBALL LEAGUE (NFL)

Location: Denver Region in Colorado

Digital Presence: Streamed Live Online

Anticipated Date: Nov 15, 2024



MANAGEMENT & DIRECTORS



LAVELL JUAN
CEO of Brag House

- Co-Founder, Chief Executive Officer and Chairman of the Board
- Former corporate lawyer at Weil, Gotshal & Manges LLP for 10 years where he represented and counseled major corporations
- Developed a financial platform for NFL rookie athletes when serving as CEO at WollerMalloy Management Group
- Holds a full stack developer certificate from Columbia School of Engineering, and a Juris Doctor from Rutgers University School of Law School



DANIEL LEIBOVICH
COO of Brag House

- Co-Founder, Chief Operating Officer, Interim Chief Financial Officer and Director on the Board
- Former lieutenant at a classified division of the Operations Branch in the Israel Defense Forces (IDF)
- Held senior operational and management roles in numerous start-ups, including Cayenne Realty Group, Darktrace and Colu Technologies
- Graduated cum laude from Columbia University with a B.A. in Financial Economics



SCOTT KAUFMAN
CFO of Brag House

- Chief Financial Officer upon the effectiveness of the IPO
- Founding member and lead strategist at Barlock Capital Management and Hillair Capital Management
- 20+ years in financing and restructuring private and publicly traded companies
- Focuses on debt/equity portfolio management, capital preservation, and corporate growth initiatives
- Served as CEO at Wizard Brands
- Holds a BA and EMBA from Columbia University

MANAGEMENT & DIRECTORS

The Independent Board of Directors will serve on the Board upon the effectiveness of the IPO



KEVIN FOSTER
Independent Board Director

- Managing Director and Global Head of Corporate Affairs at PIF
- Nearly 20 years of advising executives on communications and public affairs
- Held various senior roles at RBC for 12 years, incl. Global Head of Communication
- Held key role at McDonald's Ronald McDonald House Foundation
- Holds degrees in Economics, Political Science, Journalism, and an MBA


ADT

DELU JACKSON
Independent Board Director

- Chief Marketing Officer and member of the executive management team at ADT
- Former VP Marketing roles at Conagra Brands, Kellogg Company and McDonald's Corp from 2015 to 2021
- Holds a Masters from NYU and a Bachelors from Princeton University


BLIZZARD

MICHELE MORROW
Independent Board Director

- Hosted entertainment shows of renowned media brands in video games and sports, including Blizzard Entertainment, ESPN2, TBS and Bleacher Report
- Co-created, produced and starred as a professional gamer in YouTube Originals
- Holds a Bachelors from University of Washington


citi

DANIEL FIDRYA
Independent Board Director

- Senior Vice President performing transformation program management within the COO organization of Citibank
- 10 years of experience from multiple facets of the financial sector
- Former senior Financial role at Stroock & Stroock & Lavan LLP from 2015 to 2019
- Holds a Masters from University of Florida and a Bachelors from Yeshiva University

INVEST IN BRAG

CAPITALIZING ON GAMING AND ENGAGEMENT WITH GEN Z

OFFERING OVERVIEW

- Offering:
  1,600,000 shares of common stock
- Outstanding immediately prior to IPO:
  4,000,000 shares of common stock
- Pre-Money Valuation:
  20,000,000 USD
- Listing Price:
  5.00 USD per share
- Listing Stock Market:
  Nasdaq
- Listing symbol:
  TBH

USE OF PROCEEDS

Net proceeds from this offering are intended to be utilized as shown below:

- Working Capital
- Sales and Marketing Activities
- Product Development
- Capital Expenditures.

BRAG HOUSE

THANK YOU

WE ARE READY TO TAKE THIS TO THE NEXT LEVEL.

LET'S DO THIS TOGETHER!

WWW.BRAGHOUSE.COM
CORP.BRAGHOUSE.COM
APP.BRAGHOUSE.COM